Exhibit 99.1

NEWS RELEASE

For more information contact:

Robert O’Brien

Interim Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

THIRD QUARTER FINANCIAL RESULTS

HILLSBORO, OR – October 23, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter of fiscal 2008 ended September 27, 2008.

For the third quarter, revenue was $57.6 million, a decrease of 0.8 percent from the $58.1 million reported in the prior quarter, and a decrease of 1.2 percent from the $58.3 million reported in the same quarter a year ago.

FPGA revenue for the third quarter was $16.4 million, up 23 percent from the $13.4 million reported in the prior quarter, and up 21 percent from the $13.6 million reported in the same quarter a year ago. PLD revenue for the quarter was $41.2 million, a decrease of 8 percent from the $44.7 million reported in the prior quarter, and an 8 percent decrease from the $44.7 million reported in the same quarter a year ago.

New product revenue for the third quarter was $17.5 million, up 42 percent from the $12.3 million reported in the prior quarter, and up 111 percent from the $8.3 million reported in the same quarter a year ago. Mainstream product revenue for the third quarter was $25.0 million, down 13 percent from the $28.6 million reported in the prior quarter, and down 18 percent from the $30.5 million reported in the same quarter a year ago. Mature product revenue for the third quarter was $15.1 million, down 12 percent from the $17.2 million reported in the prior quarter, and down 22 percent from the $19.5 million reported in the same quarter a year ago.

During the third quarter of 2008 the Company recorded a $3.9 million charge for restructuring costs, primarily related to the 14 percent workforce reduction announced on September 16, 2008.

Other income (expense), net for the third quarter was expense of $1.0 million compared to an expense of $10.5 million reported in the prior quarter and income of $3.6 million reported in the same quarter a year ago. Other expense included an impairment charge of $1.7 million and $11.3 million, for the third and second quarter of 2008, respectively, primarily related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Other income for the third quarter of 2007 included a $1.7 million gain related to the extinguishment of Zero Coupon Convertible Notes.

Net loss for the third quarter was $7.0 million ($.06 per share), as compared to a prior quarter net loss of $13.6 million ($0.12 per share), and a net loss of $4.4 million ($0.04 per share) reported in the same quarter a year ago. These results include amortization charges, stock-based compensation expense, an impairment charge on marketable securities, and restructuring charges. Excluding these items, non-GAAP net income for the third quarter of 2008 was $1.4 million as compared to non-GAAP net income of $1.3 million for the second quarter of 2008 and non-GAAP net income of $1.1 million for the same quarter a year ago. The Company believes exclusion of these items more closely approximates its ongoing operational performance.

Bruno Guilmart, Lattice’s President and CEO commented, “Although it is difficult to predict what effects the current macroeconomic crisis will have on customer demand in ensuing quarters, we have accomplished several important things with our recent restructuring. First, we have taken steps to address our cost structure by lowering our quarterly GAAP break-even revenue to approximately $57 million, a level that we have achieved in nine of the last twelve quarters. Second, with the promotion of Chris Fanning, Corporate Vice President Low Density and Mixed Signal Solutions, and the hiring of Sean Riley, Corporate Vice President High Density Solutions, we have clearly focused our business on identifying and pursuing programmable logic opportunities where we have sustainable and differentiated market positions. We believe these accomplishments will help further strengthen our balance sheet and liquidity position, and hasten our return to profitability.”

Business Outlook – December 2008 Quarter:

•	Revenue is expected to be flat to down four percent on a sequential basis

•	Gross margin percentage is expected to be approximately 54% to 55% of revenue

•	Total operating expenses are expected to be approximately $30.5 million

•	Intangible asset amortization is expected to be approximately $1.4 million

•	Restructuring costs are expected to be approximately $0.3 million

•	Interest and other income is expected to be approximately $0.7 million

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income excludes amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities and Other current assets, restructuring charges and the gain on sale of land. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Impairment of Other current assets relates to an other-than-temporary decline in fair value of common stock of one of our foundry partners. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005, third quarter of 2007, and third quarter of 2008, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses. Gain on sale of land relates to a gain resulting from the sale of real property during the relevant period.

Non-GAAP net income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statement of Operations contained in this earnings release.

Conference Call and Business Update:

On October 23, 2008, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On December 11, 2008, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our addressing our cost structure by lowering our quarterly GAAP break-even revenue to approximately $57 million, our having clearly focused our business on identifying and pursuing programmable logic opportunities where we have sustainable and differentiated market positions, our belief that these accomplishments will help further strengthen our balance sheet and liquidity position, and hasten our return to profitability, and statements relating to our business outlook. The forward-looking statements in the “Business Outlook—December 2008 Quarter” section of this release do not include the effects of accounting adjustments that may be required by actions taken in connection with the formulation of a new cost structure or refinement of product strategy. Lattice also believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as current uncertainty in global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the disruption of our business activities due to the transition to new executive management, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, CPLD and Mixed Signal programmable logic solutions. For more information, visit www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 27, 2008	June 28, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenue	$57,610	$58,079	$58,304	$172,293	$175,654
Costs and expenses:
Cost of products sold	26,493	25,551	26,705	77,204	79,516
Research and development	17,534	17,937	20,166	53,139	62,926
Selling, general and administrative	14,547	15,195	15,054	44,741	44,405
Amortization of intangible assets (1)	1,369	1,368	2,458	4,218	7,790
Restructuring (2)	3,882	858	1,718	6,530	1,615

	63,825	60,909	66,101	185,832	196,252

Loss from operations	(6,215)	(2,830)	(7,797)	(13,539)	(20,598)
Other (expense) income, net (3)	(999)	(10,520)	3,551	(10,186)	10,858

Loss before (benefit) provision for income taxes	(7,214)	(13,350)	(4,246)	(23,725)	(9,740)
(Benefit) Provision for income taxes	(236)	221	201	78	551

Net loss	$(6,978)	$(13,571)	$(4,447)	$(23,803)	$(10,291)

Net loss per share (4):
Basic and diluted	$(0.06)	$(0.12)	$(0.04)	$(0.21)	$(0.09)

Shares used in per share calculations:
Basic and diluted	115,370	115,171	115,057	115,240	114,852

Notes:

(1)	Intangible assets subject to amortization aggregate $1.6 million, net, at September 27, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(2)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of 2005, the third quarter of fiscal 2007 and the third quarter of 2008. During the third quarter of 2008, the Company initiated a restructuring plan to lower operating expenses and recorded an initial charge of $3.8 million comprised primarily of severance and related costs, of which $1.9 million was paid during the third quarter of 2008. The company expects to incur an additional charge of approximately $0.3 million in the fourth quarter of 2008 primarily related to costs to vacate leased space.

(3)	Includes a $1.4 million and $10.3 million loss recorded during the three months ended September 27, and June 28, 2008 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities and $0.2 million and $1.0 million loss on the sale or other-than-temporary impairment charge on our common stock investment in a foundry partner. Includes a $1.7 million gain recorded during the three months ended September 29, 2007 as a result of the extinguishment of Zero Coupon Convertible Notes.

(4)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net Income

(in thousands)

(Unaudited)

	Three months ended			Nine months ended
	September 27, 2008	June 28, 2008	September 29, 2007	September 27, 2008	September 29, 2007
GAAP net loss (1)	$(6,978)	$(13,571)	$(4,447)	$(23,803)	$(10,291)
Reconciling items:
Amortization of intangibles assets (2)	1,369	1,368	2,458	4,218	7,790
Stock-based compensation	1,495	1,294	1,349	4,157	4,063
Impairment/loss on sale of Long-term marketable securities and Other current assets (3)	1,652	11,337	—	12,989	—
Gain on sale of land	—	—	—	—	(1,604)
Restructuring (4)	3,882	858	1,718	6,530	1,615

Non-GAAP net income	$1,420	$1,286	$1,078	$4,091	$1,573

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Income per Share

(unaudited)

	Three months ended			Nine months ended
	September 27, 2008	June 28, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Basic and diluted:
GAAP net loss (1)	$(0.06)	$(0.12)	$(0.04)	$(0.21)	$(0.09)
Reconciling items:
Amortization of intangibles assets (2)	0.01	0.01	0.02	0.04	0.07
Stock-based compensation	0.01	0.01	0.01	0.04	0.04
Impairment/loss on sale of Long-term marketable securities and Other current assets (3)	0.01	0.10	—	0.11	—
Gain on sale of land	—	—	—	—	(0.01)
Restructuring (4)	0.03	0.01	0.01	0.06	0.01

Non-GAAP net income (5)	$0.01	$0.01	$0.01	$0.04	$0.01

Shares used in per share calculations (in thousands):
Basic	115,370	115,171	115,057	115,240	114,852

Diluted (6)	116,901	119,083	120,659	118,256	122,462

Notes:

(1)	GAAP net loss for the three and nine month periods ended September 29, 2007, include a gain related to the early extinguishment of Zero Coupon Convertible Notes of $1.7 million and $2.7 million, respectively.

(2)	Intangible assets subject to amortization aggregate $1.6 million, net, at September 27, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(3)	Includes a $1.4 million and $10.3 million loss recorded during the three months ended September 27, and June 28, 2008, respectively, as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities and $0.2 million and $1.0 million loss on the sale or other-than-temporary impairment charge on our common stock investment in a foundry partner.

(4)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of 2005, the third quarter of fiscal 2007 and the third quarter of 2008. During the third quarter of 2008, the Company initiated a restructuring plan to lower operating expenses and recorded an initial charge of $3.8 million comprised primarily of severance and related costs, of which $1.9 million was paid during the third quarter of 2008. The company expects to incur an additional charge of approximately $0.3 million in the fourth quarter of 2008 primarily related to costs to vacate leased space.

(5)	For all periods presented, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.

(6)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 27, 2008	December 29, 2007
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities (1)	$68,592	$85,063
Accounts receivable, net	29,879	29,293
Inventories	35,756	40,005
Other current assets	32,918	37,185

Total current assets	167,145	191,546
Property and equipment, net	42,017	43,617
Long-term marketable securities (1)	27,436	44,900
Foundry advances, investments and other assets	76,674	90,407
Intangible assets, net	1,596	5,815

	$314,868	$376,285

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$32,414	$32,978
Deferred income and allowances on sales to distributors	6,700	8,033
Zero Coupon Convertible Notes due in 2010 (2)	—	40,000

Total current liabilities	39,114	81,011
Other long-term liabilities	7,640	9,042

Total liabilities	46,754	90,053
Stockholders’ equity	268,114	286,232

	$314,868	$376,285

Notes:

(1)	Long-term marketable securities include auction rate securities that were reclassified from Cash, cash equivalents and short-term marketable securities because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. As a result of an other-than-temporary decline in fair value for the securities, we recorded an impairment charge of $11.8 million to Net loss for the nine months ended September 27, 2008.

(2)	On July 2, 2008, the Company completed the purchase of $40.0 million in principal amount of its Zero Coupon Convertible Notes (“Notes”) due July 1, 2010. The Notes were purchased pursuant to the exercise by the noteholders of their repurchase rights. Based on these purchases, no such Notes remain outstanding.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

	Q308	Q208	Q307
Operations Information
Percent of Revenue
Gross Margin	54.0%	56.0%	54.2%
R&D Expense	30.4%	30.9%	34.6%
SG&A Expense	25.3%	26.2%	25.8%
Depreciation Expense (in thousands)	3,502	3,379	3,398
Capital Expenditures (in thousands)	1,406	3,917	2,110
Balance Sheet Information
Current Ratio	4.3	2.5	2.9
A/R Days Revenue Outstanding	47	46	49
Inventory Months	4.0	4.6	4.1
Revenue% (by Product Family)
FPGA	29%	23%	23%
PLD	71%	77%	77%
Revenue% (by Product Classification)
New	30%	21%	14%
Mainstream	44%	49%	53%
Mature	26%	30%	33%
Revenue% (by Geography)
Americas	20%	20%	21%
Europe (incl. Africa)	20%	20%	20%
Asia	60%	60%	59%
Revenue% (by End Market)
Communications	54%	52%	54%
Industrial & Other	21%	23%	24%
Computing	11%	14%	12%
Consumer & Automotive	14%	11%	10%
Revenue% (by Channel)
Direct	69%	67%	66%
Distribution	31%	33%	34%

New:	LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs